Exhibit 99.1

May 19, 2022

Update and Review for our Partners in Energy 11, LP

Energy 11, L.P. (the “Partnership”, “Energy 11”, “we”, “our” or “us”) commenced its units offering on January 22, 2015 and completed the offering on April 24, 2017. As of March 31, 2022, the Partnership owns an approximate 25% non-operated working interest in 267 oil and gas wells and an approximate 23% interest in 25 wells in various stages of drilling and completion and approximately 200 additional development sites possible in the Sanish Field, North Dakota (Bakken Shale Formation).

Before “Payout” occurs, as defined in the prospectus, the holders of common units must receive $20 for each of their units plus a 7% annual return accrued monthly on their amount invested. Payout refers to the distribution of funds after investors have received $20 per common unit and a 7% cumulative return. Any monthly distributions not paid must be accumulated and paid before “Payout” occurs. Our prospectus disclosed that beginning five to seven years following the termination of the offering we plan either to sell our properties and distribute the proceeds of the sale, after payment of liabilities and expenses, to our partners, merge with another entity, or list the common units on a national securities exchange. The latest fair value estimate of the Partnership’s common units was obtained as of December 31, 2021 with an estimated mid-point value of $22.19 as it appears on your statement.

From our inception, in January 2015, through February 2020 the Partnership had paid the required 7% distribution. However, during the first two quarters of 2020, due to the COVID-19 pandemic and its negative impact on the economies of the world, the demand for oil and gas dropped severely causing the prices for oil and gas to also plummet. We suspended our distributions to unitholders due to these circumstances in March 2020 until November 2021 when we started paying 50% of the regular monthly distribution. The Partnership was able to resume its regular monthly distribution at the annual 7% rate in December 2021.

Oil prices started to rebound to the $30-$40 per barrel range in June 2020 and we were able to resume generating positive cash flow from operations. The fourth quarter 2020 started to see a recovery in prices, ending the year in the mid $40s. Oil prices continued to recover in 2021 and thus far in 2022 with the recent price of a barrel of oil being over $100.

Whiting, our largest operator, continues to invest its resources in the Sanish field and with the merger of Oasis Petroleum Inc., creates a larger company which hopefully leads to the drilling and completion of additional new wells. We are required to pay Whiting for our share of the investment in the new wells. We incurred capital expenses funded by cash flow from our operations of $23 million in 2021 and $9.2 million in the first three months of 2022 for new and existing wells. We remain committed to the investment in new wells, especially at current prices, as new development is critical for us to increase cash flow and to offset depletion.

We are also required to pay down our debt. Of the $55 million of debt we needed in 2020 for drilling and operations, including a $40 million bank loan facility and a $15 million bank loan guaranteed by two of our general partners, we have paid off $39 million, leaving the current bank loan balance at $16 million. We plan to continue to repay the loan as fast as possible after investment in the wells with the goal of becoming debt free.

Any previously accumulated distributions as defined in the prospectus will be paid off after payment of all debt, capital requirements, existing expenses and current distributions given there is sufficient excess cash flow. This will occur before payout occurs.

The Partnership, as reported in the Energy 11, L.P. 10-Q, had EBITDAX of approximately $17 million for the first quarter 2022 compared to approximately $8 million in the first quarter of 2021. Total Revenues in the first quarter 2022 was approximately $25.5 million compared to approximately $13.6 million in the year ago period.

The quarter reflected a strong increase in pricing over the past two years. Even though the price has only been elevated to these levels for a relatively short period of time we are encouraged by the strength of our business and positive momentum for the second quarter.

If you have questions regarding the status of your investment, please contact your Investment Counselor at David Lerner Associates, Inc. We also encourage you to review all the Partnership’s filings with the Securities and Exchange Commission, which are available online at www.energyeleven.com or www.sec.gov.

Sincerely,

Glade M. Knight

Chairman and Chief Executive Officer

Energy 11 GP, LLC

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Partnership to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Such additional factors include, but are not limited to, the ability of the Partnership to implement its operating strategy; the ability of the Partnership to manage planned growth; the ability of the Partnership to provide liquidity opportunities for its limited partners; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the energy and capital markets; financing risks; litigation; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Partnership’s business.

Although the Partnership believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Partnership or any other person that the results or conditions described in such statements or the objectives and plans of the Partnership will be achieved. Readers should carefully review the Partnership’s financial statements and the notes thereto, as well as the risk factors described in the Partnership’s filings with the SEC, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by the Partnership with the SEC on March 16, 2022. Any forward-looking statement that the Partnership makes speaks only as of the date of this letter, and the Partnership undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.